                                   ICON FUNDS

                    AMENDMENT NO. 7 TO MASTER TRUST AGREEMENT

AMENDMENT No. 7 to the Master Trust Agreement of ICON Funds made at Englewood, Colorado on August 1, 2001, by the Trustees hereunder.

                                   WITNESSETH

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996 (the "Agreement"), of ICON Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, the ICON South Pacific Region Fund, a Sub-Trust of the Trust, has never been opened to investors, and thus has no shares outstanding.

WHEREAS, pursuant to paragraph 4.1 of the Agreement, a majority of the Trustees of the Trust desire to amend the Agreement to abolish the ICON South Pacific Region Fund.

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement (as amended) to change the name of the ICON Asia Region Fund to the ICON Asia - Pacific Region Fund.

WHEREAS, a majority of the Trustees of the Trust on August 1, 2001, have duly adopted the amendment to the Agreement shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Master Trust Agreement Amendment No. 7
Page 2 of 2


    SECTION 4.2  ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS.

    Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

    ICON Materials Fund                  ICON Asia - Pacific Region Fund
    ICON Consumer Discretionary Fund     ICON North Europe Region Fund
    ICON Energy Fund                     ICON South Europe Region Fund
    ICON Financial Fund                  ICON Western Hemisphere Fund
    ICON Healthcare Fund                 ICON Short-Term Fixed Income Fund
    ICON Information Technology Fund     ICON Leisure and Consumer Staples Fund
    ICON Industrials Fund                ICON Telecommunication & Utilities Fund

    ICON Fund with two classes of shares, Class C and Class I, subject to different distribution and service fees as follows: 1.00% and 0.25%, respectively.


WITNESS WHEREOF, our hands this 1st day of August, 2001.


/s/ Glen F. Bergert                         /s/ James W. Hire

----------------------------------          --------------------------------
Glen F. Bergert, Trustee                    James W. Hire, Trustee


/s/ Craig T. Callahan                       /s/ R. Michael Sentel

----------------------------------          --------------------------------
Craig T. Callahan, Trustee                  R. Michael Sentel, Trustee


STATE OF COLORADO  )
                   )      ss:
COUNTY OF ARAPAHOE )


Before me, a Notary Public in and for said county and state, personally appeared the above named persons, who acknowledged that they did sign the foregoing instrument in the capacity indicated, and that the same is their free act and deed on this ____ day of _____________ 2001.


Signature of Notary Public:
                            ----------------------

My Commission Expires:
                            ----------------------